Exhibit 21.1

Subsidiaries of US Federal Properties Trust, Inc.

Name	Jurisdiction of Formation

US Federal Properties Partnership, LP	Delaware
BC Development Co. – USFP, LLC	Delaware
USFP Bloomington, LLC	Delaware
USFP Gloucester, LLC	Delaware
USFP Orlando, LLC	Delaware
USFP Alpine, LLC	Delaware
USFP Royal Palm Beach, LLC	Delaware
USFP Lufkin, LLC	Delaware
USFP Lawrence, LLC	Delaware
USFP Richford, LLC	Delaware
USFP Cleveland, LLC	Delaware
USFP Durham, LLC	Delaware
USFP Sevierville, LLC	Delaware
USFP San Antonio, LLC	Delaware
USFP Beaumont, LLC	Delaware
USFP Waco, LLC	Delaware
USFP Centerville, LLC	Delaware